EXHIBIT B


         Transactions in Common Stock of the Company within Last 60 Days

Trade Dates           No. Of Shares             Cost Per Share            Type
-----------          Purchased/Sold             --------------            ----
                     --------------
  7/14/98                20,000                   $16.4531                 P
  7/14/98                20,000                   $16.5000                 P
  7/16/98                20,000                   $16.625                  P
  7/20/98                10,000                   $16.00                   P
  7/21/98                50,000                   $12.50                   P
  7/22/98                20,000                   $13.75                   P
  7/23/98                30,000                   $14.50                   P
  7/31/98                16,000                   $14.50                   P

                                Page 7 of 7 Pages